UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 8, 2008
Premier Exhibitions, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-24452	20-1424922

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, Suite 2250, Atlanta, Georgia		30326

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (404) 842-2600
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 8, 2008, the Board of Directors of Premier Exhibitions, Inc. (the “Company”) re-appointed Arnie Geller as the Company’s Executive Chair, a position he held between September 2007 and March 2008. Mr. Geller, who also serves as the Company’s Chairman of the Board of Directors, has served as a Director of the Company since May 1999. Mr. Geller, age 67, served as the Company’s President from May 1993 to May 1995, and was reappointed as the Company’s President in November 1999. He served in that capacity and as Chief Executive Officer through September 2007 when he became the Company’s Executive Chair. Prior to 1993, for approximately 27 years, Mr. Geller had principally been engaged in various executive capacities in the recording industry. Mr. Geller is the uncle of Mr. James S. Yaffe, a current Director of the Company. No modification was made to Mr. Geller’s compensation as a result of his re-appointment as the Company’s Executive Chair.
     The information contained in the section of the Company’s Proxy Statement dated June 24, 2008 under the heading “Certain Relationships and Related Transactions “ and in Item 8.01 below is incorporated into this Item 5.02 by reference.
Item 8.01. Other Events.
     Also on August 8, 2008, the Company’s Board of Directors determined that the previously announced appointments of Harold W. Ingalls and Gregg M. Goodman to the Board of Directors were administratively ineffectual. Accordingly, Messrs. Ingalls and Goodman are not Directors of the Company. Mr. Ingalls continues to serve as the Company’s Chief Financial Officer, a position he has held since February 20, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.
Date: August 11, 2008	By:	/s/ Harold W. Ingalls
Harold W. Ingalls,
Chief Financial Officer